Exhibit 10.1

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into this 30th day of December, 2010, by and between Gary G. Brandt (“Brandt”) and Arbinet Corporation (the “Employer”).

WITNESSETH

WHEREAS, Brandt and the Employer entered into an Employment Agreement made as of October 1, 2009, as amended by the First Amendment to Employment Agreement made as of August 9, 2010 (as amended, the “Agreement”); and

WHEREAS, Brandt and the Employer desire to amend the Agreement to clarify that the benefits and payments payable upon termination of Brandt’s employment under certain circumstances do not constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 4(e)(iii)(A) of the Agreement is deleted in its entirety and restated to read as follows:

(iii)         Commuting, Living and Relocation Expenses.  Brandt will be entitled to the following reimbursements for commuting, living and relocation expenses; provided, however, that the following rules apply, in accordance with the Employer’s policies and procedures for its senior management employees: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred in one tax year shall not affect the expenses eligible for reimbursement in any other tax year; and (iii) the right to reimbursement for expenses is not subject to liquidation or exchange for any other benefit.

(A)           Until the earliest of Brandt’s termination of employment with Employer or its successor (as the case may be) or May 31, 2011 or Brandt’s relocation to the Herndon, Virginia area, Brandt shall be entitled to reimbursement by the Employer for up to Five Thousand Five Hundred Dollars ($5,500) per month of Brandt’s reasonable and documented out-of-pocket expenses incurred by him for living expenses in the Herndon, Virginia area and travel to and from Brandt’s residence in Connecticut.

2.           Section 7(b) of the Agreement is deleted in its entirety and restated to read as follows:

(b)           Termination by the Employer Without Cause Before a Change of Control.  In the event of termination of Brandt’s employment with the Employer before a Change of Control pursuant to Section 6(c) above and subject to Brandt’s agreement to a release of any and all legal claims in a form reasonably satisfactory to the Employer and Brandt (excluding any indemnification or other obligations hereunder which survive termination of this Agreement) (the “Release”), and such Release becoming effective and irrevocable prior to the day that is the forty-fifth (45th) day following the effective date of the termination of Brandt’s employment, the Employer shall provide to Brandt the following termination benefits (“Termination Benefits”):

(i)           a lump sum payment equal to twelve (12) months of Brandt’s Salary at the rate then in effect pursuant to Section 4(a); and

(ii)          a lump sum payment of an amount equal to any employer contribution that would have been made by the Employer pursuant to any continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for twelve (12) months or until Brandt commences employment, if earlier, subject to payment of premiums by Brandt at the active employees’ rate.

The payments provided for in Section 7(b) shall be payable to Brandt on or before the forty-fifth (45th) day following the effective date of the termination of Brandt’s employment.  The Employer's liability for severance pursuant to Section 7(b) shall be reduced by the amount of any severance pay paid to Brandt pursuant to any severance pay plan or stay bonus plan. However, Brandt shall not be obligated to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise and such amounts shall not be reduced by any compensation or earnings Brandt may receive from a future employer following termination of his employment with Employer.  Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect Brandt's right to receive COBRA continuation at Brandt's own cost to the extent that the Brandt may continue to be entitled to COBRA continuation after the Brandt’s right to cost sharing under Section 7(b)(i) ceases. Brandt shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which Brandt engages during the benefits continuation period.

3.           Section 7(d) of the Agreement is deleted in its entirety and restated to read as follows:

(d)           Termination by the Employer without Cause or by Brandt for Good Reason following a Change of Control.  In the event of termination of Brandt’s employment with the Employer pursuant to Section 6(b) or Section 6(c) above within twelve (12) months following a Change of Control and subject to Brandt’s execution of the Release, and such Release becoming effective and irrevocable prior to the day that is the forty-fifth (45th) day following the effective date of the termination of Brandt’s employment, the Employer shall provide to Brandt the following termination benefits (“Termination Benefits”):

(i)           a lump sum payment equal to twelve (12) months of Brandt’s Salary at the rate then in effect pursuant to Section 4(a); and

(ii)          a lump sum payment of an amount equal to any employer contribution that would have been made by the Employer pursuant to any continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for twelve (12) months or until Brandt commences employment, if earlier, subject to payment of premiums by Brandt at the active employees’ rate.

The payments provided for in Section 7(d) shall be payable to Brandt on or before the forty-fifth (45th) day following the effective date of the termination of Brandt’s employment.  The Employer's liability for severance pursuant to Section 7(d) shall be reduced by the amount of any severance pay paid to Brandt pursuant to any severance pay plan or stay bonus plan of the Employer. However, Brandt shall not be obligated to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise and such amounts shall not be reduced by any compensation or earnings Brandt may receive from a fixture employer following termination of his employment with Employer. Notwithstanding the foregoing, nothing in this Section 7(d) shall be construed to affect Brandt's right to receive COBRA continuation entirely at Brandt's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(d)(i) ceases. Brandt shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which Brandt engages during the benefits continuation period.

4.           Section 7(f) of the Agreement is deleted in its entirety and restated to read as follows:

(f)           Payment of Termination Benefits.  The Termination Benefits do not constitute non-qualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treas. Reg. §1.409A- (1)(b)(4) and §1.409A- (1)(b)(9)(iii) in that they are payable within the “short-term deferral” period or only upon an involuntary separation of service of Brandt.  If any of the Termination Benefits do constitute non-qualified deferred compensation subject to Section 409A, then the following interpretations apply to Sections 6(b) and (d):  (i) any termination of Brandt’s employment triggering payment of the benefits under Sections 6(b) or (d)  must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence; (ii) to the extent that the termination of Brandt’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Brandt to the Employer at the time Brandt’s employment terminates), any benefits payable under Sections 6(b) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 6(f) shall not cause any forfeiture of benefits on Brandt’s part, but shall only act as a delay until such time as a “separation from service” occurs; (iii) if Brandt is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Sections 6(b) or (d) that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of Brandt’s death, but only to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Brandt’s death, the Employer shall pay Brandt in a lump sum the aggregate value of the non-qualified deferred compensation that the Employer otherwise would have paid Brandt prior to that date under Sections 6(b) or (d) of this Agreement, plus simple interest on such amount calculated at the short-term applicable federal rate in effect on the date of Brandt’s separation from service;  (iv) it is intended that each installment of the payments and benefits provided under Sections 6(b) and (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (v) neither the Employer nor Brandt shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

5.           The parties hereby agree that the Agreement will continue to be in full force and effect as modified by the terms of this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell

Name: Shawn F. O’Donnell
Title: President and Chief Executive Officer

GARY G. BRANDT

/s/ Gary G. Brandt